Exhibit 99.1

REALOGY ANNOUNCES PRELIMINARY SECOND QUARTER 2013 RESULTS
Q2 2013 Homesale Transaction Volume Increased 21% Year-over-Year Compared to Earlier Guidance of an Expected 14-17% Increase;
Early Signs Indicate High Teens Year-over-Year Percentage Growth in
Q3 Homesale Transaction Volume
MADISON, N.J. (July 16, 2013) - Realogy Holdings Corp. (NYSE: RLGY), a global leader in residential real estate franchising and provider of real estate brokerage, relocation, and title and settlement services, today provided preliminary estimates of certain of its financial and operational results for the second quarter ended June 30, 2013:

•	Net revenue is expected to be in the range of $1.529 billion to $1.539 billion, representing an increase of 17% to 18% compared to second quarter 2012.

•	Adjusted EBITDA[1] is expected to be in the range of $276 million to $280 million, representing a 26% to 28% increase from prior year results.

•
Net income attributable to the Company for the quarter is expected to be in the range of $80 million to $90 million, an improvement of approximately $110 million compared to the second quarter of 2012. The 2013 second quarter net income is after taking into account approximately $67 million of interest expense, $44 million of depreciation and amortization, $43 million of loss on the early extinguishment of debt and $26 million of expense relating to the April 2013 issuance of common stock under the phantom value plan, which was primarily non-cash.

•
Basic earnings per share for the second quarter of 2013 is expected to be in the range of $0.55 to $0.62, or, excluding the loss on early extinguishment of debt and phantom value plan expense, $1.03 to $1.09.

“The significant improvement in our expected second quarter Adjusted EBITDA is a result of our increased homesale transaction volume, the strength of our business model and the strength of the housing market recovery,” said Richard A. Smith, Realogy's chairman, chief executive officer and president. “Our homesale transaction volume increased 21% year-over-year during the quarter, which is four percentage points higher than the top end of our prior guidance issued on May 1, 2013. The increased volume is attributed to demand outstripping supply, moderately improved inventory levels and continued historically high affordability levels despite a rising mortgage rate environment.”
On a combined basis including the franchise (RFG) and company-owned (NRT) real estate services segments, Realogy's overall second quarter homesale transaction volume (homesale transaction sides times average sale price) improved 21% year-over-year (compared to its previously stated guidance range of 14% to 17%).
Specifically, RFG had a 10% increase in homesale transaction sides and a 10% increase in average homesale price year-over-year during the second quarter to approximately $237,000, while NRT, with its concentration in 35 major metropolitan markets, had a 12% increase in homesale transaction sides and a 7% increase in average homesale price to approximately $478,000.
“Based on the visibility we have into the coming months from our open contracts in June and July, we currently anticipate third quarter 2013 homesale transaction volume to increase in the high teens year-over-year on a Realogy combined basis, leading to continued strength in revenue and EBITDA growth in the third quarter,” said Anthony E. Hull, executive vice president chief financial officer and treasurer. “We will provide an update on third quarter 2013 driver trends when we hold our second quarter conference call July 24.” At June 30, 2013, the Company's net debt was $4.0 billion, which included $140 million of borrowings under its revolving credit facility.
The preliminary estimate of the Company's second quarter 2013 financial results presented in this release have not yet been finalized by management or reviewed by our independent registered public accounting firm. When the Company's actual unaudited second quarter 2013 financial results are reported, they will be reviewed by our independent registered public accounting firm. Realogy's actual second quarter 2013 financial results could vary materially from those included herein. In addition, the number of business days in the second quarter of 2013 was unchanged from the second quarter of 2012, whereas the third quarter of 2013 will include one additional business day compared to the same period in 2012.

Realogy Announces Preliminary Second Quarter 2013 Results 2

1 See Table 1 for definitions and a reconciliation of Adjusted EBITDA to Net Income (loss) for the three months ended June 30, 2013 and 2012 and for the twelve months ended June 30, 2013 and 2012.
About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising with company-owned residential real estate brokerage operations doing business under its franchise systems as well as relocation, and title and settlement services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,600 offices with 238,900 independent sales associates doing business in 102 countries around the world. Realogy is headquartered in Madison, N.J.
Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or stagnant or declining in home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continued low inventory levels, renewed high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business, and increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing; the Company's geographic and high-end market concentration, particularly with respect to its Company-owned brokerage operations; the Company's failure to enter into or renew franchise agreements or maintain its brands; risks relating to our substantial amount of outstanding debt and interest obligations; variable rate indebtedness which subjects the Company to interest rate risk; the Company's inability to access capital; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and/or the Internal Revenue Code; the Company's inability to realize benefits from future acquisitions; the Company's inability to sustain improvements in its operating efficiency; and the final resolution or outcomes with respect to Cendant's remaining contingent liabilities.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and in our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

Investor Contacts:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

Realogy Announces Preliminary Second Quarter 2013 Results 3

Table 1
A reconciliation of the anticipated range of net income (loss) attributable to Realogy Holdings to Adjusted EBITDA for the three months ended June 30, 2013 and June 30, 2012 is set forth in the following table:

	Three Months Ended		Three Months Ended
	June 30, 2013
	Low	High	June 30, 2012
Net income (loss) attributable to Realogy Holdings	$80	$90	$(25)
Income tax expense	12	6	8
Income (loss) before income taxes	92	96	(17)
Interest expense, net	67	67	176
Depreciation and amortization	44	44	44
EBITDA	$203	$207	$203
Restructuring costs and former parent legacy costs (benefit), net	2	2	2
Loss on the early extinguishment of debt	43	43	—
Non-cash charges	19	19	(4)
Pro forma cost savings for restructuring initiatives	2	2	—
Pro forma effect of business optimization initiatives	3	3	11
Non-recurring fair value adjustments for purchase accounting	1	1	1
Pro forma effect of acquisitions and new franchisees	1	1	1
Apollo management fees	—	—	4
Fees for secondary offering	1	1	—
Incremental securitization interest costs	1	1	1
Adjusted EBITDA	$276	$280	$219
A reconciliation of the anticipated range of net loss attributable to Realogy Holdings to Adjusted EBITDA for the twelve months ended June 30, 2013 and June 30, 2012 is set forth in the following table:

	Twelve Months Ended		Twelve Months Ended
	June 30, 2013
	Low	High	June 30, 2012
Net loss attributable to Realogy Holdings	$(323)	$(313)	$(399)
Income tax expense	44	38	45
Loss before income taxes	(279)	(275)	(354)
Interest expense, net	338	338	672
Depreciation and amortization	170	170	182
EBITDA	$229	$233	$500
Restructuring costs and former parent legacy costs (benefit), net	5	5	8
Loss on the early extinguishment of debt	64	64	6
IPO related charges for the convertible notes	361	361	—
Non-cash charges	19	19	—
Pro forma cost savings for restructuring initiatives	4	4	8
Pro forma effect of business optimization initiatives	21	21	48
Non-recurring fair value adjustments for purchase accounting	2	2	4
Pro forma effect of acquisitions and new franchisees	5	5	7
Apollo management fees	31	31	15
Fees for secondary offering	1	1	—
Incremental securitization interest costs	6	6	3
Adjusted EBITDA	$748	$752	$599

Realogy Announces Preliminary Second Quarter 2013 Results 4

Non-GAAP Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income tax expense. Adjusted EBITDA calculated for a twelve-month period is used to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the Realogy Group LLC senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, expenses or charges relating to issuance of equity interests, non-cash charges, pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, use EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full period effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.